SECOND ADDENDUM TO INDIVIDUAL CUSTODIAN AGREEMENT






THIS ADDENDUM ("Addendum") to that certain Individual Custodian Agreement (the "Agreement") dated September 25, 2001, by and between The Nottingham Investment Trust II (the "Trust") and Wachovia Bank, N.A. (successor by merger to First Union National Bank) (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


1. The Trust and Bank wish to add the following series of the Trust to the Agreement and modify SCHEDULE 1 of the Agreement accordingly.

         a. SCHEDULE 1 is hereby modified and amended by the adding the following previously excepted series of the Trust to SCHEDULE 1:

                  "EARNEST Partners Fixed Income Trust"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this 15th day of June, 2004.


THE NOTTINGHAM INVESTMENT TRUST II          WACHOVIA BANK, N.A.

By: /s/ Jack E. Brinson                    By: /s/ Ellen C. Krause
 __________________________                   __________________________
Its:  Chairman                              Its:  Vice President